Exhibit 4.89
FIRST AMENDMENT TO EXCLUSIVE RAGNAROK ONLINE 2
AUTHORIZATION TO USE AND DISTRIBUTE SOFTWARE
AGREEMENT
THIS AMENDMENT is entered into this 2nd day of June, 2010, by and between Gravity Co., Ltd. (“Gravity”), a corporation duly organized under the laws of the Republic of Korea, having its principal offices at 15F Nuritkum Square BIZ Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea and Level Up! Interactive S.A. (“Level Up!”), a corporation duly organized under the laws of Brazil, having its principal offices at Av. Dr. Cardoso de Melo, 1608 — 11o. andar — Vila Olimpia — São Paulo — SP — Brazil
Recitals
WHEREAS, Gravity and Level Up! (also individually as “Party”, collectively as “Parties”) entered into EXCLUSIVE RAGNAROK ONLINE 2(“RO2”) AUTHORIZATION TO USE AND DISTRIBUTE SOFTWARE AGREEMENT(“the Original Agreement “) on 21st day of January, 2008 for the RO2 service of Brazil.
WHEREAS, Parties now desire to enter into this Amendment as specified below.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereto agree as follows:
Gravity is willing to grant Level Up! such benefit as set forth below for the purpose of preserving the close relationship between parties and succeeding a great performance of RO2 in Brazil.
I.	Authorization Copyright Fee

The Article 5.1 in the Original Agreement shall be deleted in its entirety, and replaced with the following language;

5.1 Authorization Copyright Fee
Level Up! shall pay to Gravity a non-recoupable and non-refundable authorization copyright fee ( “Authorization Copyright Fee”) in the amount of Three Hundred Forty Thousand US Dollars ( US$ 340,000) in the accordance with the following schedule and subject to the terms of this Agreement:
Within Fourteen (14) calendar days of the Effective Date and Level Up!’s receipt of the written invoice in such amount from Gravity, the sum of Fifty Thousand US Dollars (US$50,000).
Within Fourteen (14) calendar days after the commencement of the Opening Beta Test and Level Up!’s receipt of the written invoice in such amount from Gravity, the sum of Fifty Thousand US Dollars (US$50,000).
Within Fourteen (14) calendar days after the Commercial Service Launch Date and Level Up!’s receipt of the written invoice in such amount from Gravity, the sum of One Hundred Forty Thousand US Dollars (US$140,000).
Within Six (6) Months after the Commercial Service Launch Date and Level Up!’s receipt of the written invoice in such amount from Gravity, the sum of One Hundred Thousand US Dollars (US$100,000).

II.	Minimum Guaranteed Payment
The Article 5.2 in the Original Agreement shall be deleted in its entirety

III.	Additional Agreement
In the event Gravity shall not launch the commercial service of RO2 by December 31st, 2010 in Korea, Gravity will agree to review this Amendment again in good faith and to discuss the additional adjustment of the term and conditions of this Amendment with Level Up!. In consideration of this Amendment, Level Up! shall not claim damages or other compensation from Gravity in connection with the delay of commercial service of RO2.

IV.	Continuing Effectiveness of the Original Agreement
Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above written.

Gravity Co., Ltd.	Gravity Co., Ltd.

By: ________________________________________	By: ________________________________________

Name: Toshiro OHNO	Name: Yoon Seok Kang
Title: President and CEO	Title: CEO

LevelUp! Interactive S.A.	LevelUp! Interactive S.A.

By: ________________________________________	By: ________________________________________

Name: Julio Vieitez	Name: Andréa Finardi Lançoni
Title: Superintendent Director	Title: Financial Director